Filed Pursuant to Rule 433
Registration Statement No. 333- 124095
Dated October 19 2006
Final term sheet

Issuer :	Eksportfinans
Ratings :	Aaa/AA+/AAA
Instrument :	Global
Status of the Notes :	Direct, unsecured and unsubordinated
Currency :	US Dollars (“USD”)
Nominal amount :	USD1,000,000,000
Launch date :	19 October 2006
Pricing date :	19 October 2006
Payment date :	26 October 2006
Maturity date :	26 October 2011
Benchmark :	4.5% US Treasury due 30 September 2011 yielding 4.757% s.a.
Re-offer spread to benchmark :	+38 basis points
Re-offer yield :	5.137% s.a.
Issue / re-offer price :	99.948%
Day count fraction :	30/360 ISMA following unadjusted
Coupon :	5.125% s.a. (October 26, April 26)
Redemption :	100% of Nominal amount at maturity
Total fees :	0.10%
Expenses :	To be borne equally by the Lead managers. The Issuer to pay its own legal and audit expenses.
All-in price :	99.848%
All-in yield :	5.160% s.a.
All-in spread to benchmark :	+40.3 basis points
Net proceeds :	USD998,480,000
Format :	SEC registered global notes
Denomination :	USD2,000 and multiples of USD1,000 thereafter
Governing law :	New York
Business days :	New York or London
Listing :	Luxembourg Stock Exchange
Lead manager :	Citigroup, Deutsche Bank, UBS Investment Bank
Co-leads :	Banc of America, Bear Stearns, FTN Financial, Goldman Sachs, Jefferies, Wachovia

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, any prospectus supplement or free writing prospectus for this offering if you request it by calling toll free 1-888-722-9555 attention Fixed Income Syndicate or through your usual contact at UBS Securities LLC.
Issued by UBS Securities LLC, member NYSE. Distributed outside the US by UBS Limited (regulated by the FSA) or another affiliate of UBS Securities. Distributed in the UK to persons who are not private customers.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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